Advanced Emissions Solutions Reports Third Quarter 2023 Results
Consumables revenue growth and optimization of PAC portfolio drive significant improvements in gross margin
GREENWOOD VILLAGE, Colo., November 8, 2023 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") an environmental technology company producing activated carbon and other unique carbon solutions for use in water, air and soil purification, sustainable energy, sustainable materials, and energy transition applications, today filed its Quarterly Report on Form 10-Q and reported financial results for the quarter ended September 30, 2023.
Business Highlights
•Substantial progress toward the optimization of the Company's Powder Activated Carbon ("PAC") portfolio through elimination of unfavorable contracts and shift toward more favorable market opportunities.
•Announced that Jeremy "Deke" Williamson has been appointed as Chief Operating Officer ("COO") effective September 18, 2023.
•Subsequent to quarter-end, the Company received its air permit approval; commenced phase one of construction at Red River to produce granular activated carbon.
Financial Highlights
•Third quarter consumables revenue was $29.8 million compared to $28.4 million in the prior year period.
•Third quarter consumables gross margin was 30.6% compared to 24.1% in the prior year period.
•Third quarter net loss was $2.2 million compared to net loss of $2.4 million in the prior year period.
•Third quarter Consolidated Adjusted EBITDA was $0.9 million compared to Consolidated Adjusted EBITDA loss of $0.5 million in the prior year period.
•Cash balances as of September 30, 2023, including restricted cash, totaled $61.3 million, compared to $76.4 million as of December 31, 2022.
“Throughout the third quarter we intensely focused on measures designed to improve unit economics by optimizing our PAC portfolio," said Robert Rasmus, CEO of ADES. “These measures included eliminating customer contracts at unfavorable margins, increasing our overall selling price and improving our product mix. These initiatives improved our financial performance and led to positive EBITDA in the third quarter while also delivering 5% revenue growth for our consumables products."
Rasmus continued, “We are pleased with the pace and progression of the first stage of our strategic plan to repurpose our assets to produce granular activated carbon products. Our pre-qualification conversations with potential customers continue to demonstrate high levels of demand and are very encouraging. Given the nature of these discussions, we see a path toward meeting our expected capacity with pre-production contracts. As such, we are evaluating the practicality and costs associated with accelerating certain aspects of the expansion plan.”

Third Quarter and Year-to-Date 2023 Results
Third quarter revenues and costs of revenues were $29.8 million and $20.7 million, respectively, compared to $28.4 million and $21.6 million for the third quarter of 2022. The increase in revenue was driven mainly by higher average selling prices and positive changes in product mix of the Company's consumable products. Year-to-date revenues and costs of revenues were $71.1 million and $53.2 million, respectively, compared to $79.6 million and $63.0 million for the comparable period in the prior year. The revenue decline was the result of lower sales of consumables products due to lower natural gas prices which negatively impacted the Company’s Power Generation customers, partially offset by higher average selling prices. While volumes have declined, the gross margin per pound has improved from prior year due to higher average selling prices and better input cost management.
Third quarter other operating expenses were $11.6 million compared to $9.5 million for the third quarter of 2022. Year-to-date other operating expenses were $34.3 million compared to $25.3 million in the prior year period. The increases were mainly the result of higher payroll and benefits expense as well as higher general and administrative expenses associated with the acquisition of substantially all of the subsidiaries of Arq Limited.
Third quarter operating loss was $2.5 million compared to $2.6 million in the prior year. The improvement was mainly a result of better gross margin in the Company's consumables products. Year-to-date operating loss totaled $16.4 million compared to an operating loss of $8.7 million in the prior year. The decline was mainly the result of lower consumables revenues driven by the aforementioned factors and higher operating expenses.
Third quarter interest expense was $0.8 million, compared to $0.1 million in the third quarter of 2022. Year-to-date interest expense was $2.2 million compared to $0.3 million in the prior year period. The increases were primarily driven by incremental interest expense on the Company’s $10.0 million term loan entered into in conjunction with the Arq acquisition.
The Company did not recognize any income tax expense or benefit for the third quarter of 2023 or 2022. The Company recognized a small income tax benefit during the year-to-date period of 2023, compared to not recognizing any income tax expense or benefit in the comparable period of 2022.
Third quarter net loss was $2.2 million compared to a net loss of $2.4 million in the prior year. The improvement was driven by a smaller operating loss than the prior year. Year-to-date net loss was $15.5 million compared to net loss of $5.8 million in the prior year. The decline was the result of lower operating earnings.
Third quarter Consolidated Adjusted EBITDA was $0.9 million compared to a Consolidated Adjusted EBITDA loss of $0.5 million in the prior year period. The improvement was driven by an improvement in net loss. Year-to-date Consolidated Adjusted EBITDA loss was $9.8 million compared to Consolidated Adjusted EBITDA of $2.5 million for the comparable period in 2022. The decline was mainly the result of the larger net loss, which included $4.9 million of transaction and integration costs related to the Arq acquisition and $1.3 million of severance expense related to two executives. See note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capital Spending and Balance Sheet
The Company expects to incur between $35.0 to $40.0 million in capital expenditures in 2023, driven by the plant expansion to enhance the manufacturing and processing capabilities to enable future granular activated carbon production and amounts for the completed plant turnaround, as well as the completion of certain planned projects that were started in 2022 and were scheduled to be completed during the turnaround. The change in the Company's capital expenditure outlook is mainly driven by changes in the timing of when certain costs are expected to be incurred, with some now expected to be incurred in early 2024, as well as lower down payments on equipment than previously expected.
Year-to-date capital expenditures totaled $17.0 million compared to $6.2 million in the prior year. The increase was the result of initial costs of the growth capital projects as well as higher spend associated with the annual turnaround.
Cash balances as of September 30, 2023, including restricted cash, totaled $61.3 million, compared to $76.4 million as of December 31, 2022.
Total debt, inclusive of financing leases, as of September 30, 2023, totaled $21.2 million compared to $4.6 million as of December 31, 2022. The increase was driven by the $10.0 million term loan entered into in conjunction with the Arq acquisition as well as the assumption of Arq's loan.

Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Thursday, November 9, 2023. The conference call webcast information will be available via the Investor Resources section of ADES's website at www.advancedemissionssolutions.com. Individuals wishing to join the call may dial (877)408-0890 (Domestic) or +1(201)389-0918 (International) or may join by webcast at http://www.webcast-eqs.com/ADES110923. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

FluxSorb, LLC, formed in 2022, is an emerging technology company that introduces highly engineered activated carbons with a focus on the emerging remediation markets. Our vision is to partner with our customers to collaborate, develop and deploy best in class activated carbon solutions to meet even the most extreme challenges.

Arq is an environmental technology business founded in 2015 that has developed a novel process for producing specialty carbon products from coal mining waste. Arq has the technology and large-scale manufacturing facilities to produce a micro-fine hydrocarbon powder, Arq powder™, that can be used as a feedstock to produce activated carbon and as an additive for other products.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” “intends,” “expects,” “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: the anticipated effects from an increase in pricing of our AC products; the anticipated effects from an increase in costs of our AC products and related cost increases in supply and logistics; expected supply and demand for our AC products and services; increasing competition in the AC market; the effects of the Arq Acquisition; the ability to successfully integrate Arq's business; the ability to develop and utilize Arq’s products and technology; the ability to make Arq's products commercially viable; the expected future demand of Arq's products; future level of research and development activities; future plant capacity expansions and site development projects; the effectiveness of our technologies and the benefits they provide; probability of any loss occurring with respect to certain guarantees made by Tinuum Group; the timing of awards of, and work and related testing under, our contracts and agreements and their value; the timing and amounts of or changes in future revenues, backlog, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, royalty payment obligations, working capital, liquidity and other financial and accounting measures; the amount and timing of future capital expenditures needed for our APT business and Arq to fund our business plan; awards of patents designed to protect our proprietary technologies both in the U.S. and other countries; the adoption and scope of regulations to control certain chemicals in drinking water and other environmental concerns; the impact of adverse global macroeconomic conditions, including rising interest rates, recession fears and inflationary pressures, and geopolitical events or conflicts; opportunities to effectively provide solutions to U.S. coal-related businesses to comply with regulations, improve efficiency, lower costs and maintain reliability; the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products; and bank failures or other events affecting financial institutions. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; our inability to commercialize our APT technologies on favorable terms; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; availability of materials and equipment for our business; intellectual property infringement claims from third parties; pending litigation; as well as other factors relating to our business strategy, goals and expectations concerning the Arq Acquisition (including future operations, future performance or results); our ability to maintain relationships with customers, suppliers and other with whom we do business, or our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; the ability to meet Nasdaq's listing standards following the consummation of the Arq Acquisition; costs related to the Arq Acquisition; opportunities for additional sales of our lignite AC products and end-market diversification; our ability to meet customer supply requirements; the rate of coal-fired power generation in the U.S., as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause or results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release.

Non-GAAP Financial Measures
This press release presents certain supplemental financial measures, including Consolidated EBITDA and Consolidated Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Consolidated Adjusted EBITDA is defined as Consolidated EBITDA reduced by the non-cash impact of equity earnings from equity method investments and gain on sale of Marshall Mine, increased by cash distributions from equity method investments, loss on early settlement of a long-term receivable and loss on change in estimate, asset retirement obligations. Consolidated EBITDA and Consolidated Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$52,529	$66,432
Receivables, net	14,225	13,864
Inventories, net	18,549	17,828
Prepaid expenses and other current assets	6,171	7,538
Total current assets	91,474	105,662
Restricted cash, long-term	8,792	10,000
Property, plant and equipment, net of accumulated depreciation of $17,110 and $11,897, respectively	85,709	34,855
Other long-term assets, net	44,629	30,647
Total Assets	$230,604	$181,164
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,972	$16,108
Current portion of debt obligations	1,991	1,131
Other current liabilities	6,061	6,645
Total current liabilities	22,024	23,884
Long-term debt obligations, net of current portion	19,179	3,450
Other long-term liabilities	15,107	13,851
Total Liabilities	56,310	41,185
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized including Series A Convertible Preferred Stock: par value $0.001 per share, 8,900,000 shares authorized, none issued and outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 37,799,053 and 23,788,319 shares issued, and 33,180,907 and 19,170,173 shares outstanding at September 30, 2023 and December 31, 2022, respectively	38	24
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of September 30, 2023 and December 31, 2022, respectively	(47,692)	(47,692)
Additional paid-in capital	153,695	103,698
Retained earnings	68,253	83,949
Total Stockholders’ Equity	174,294	139,979
Total Liabilities and Stockholders’ Equity	$230,604	$181,164

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022
Revenues:
Consumables	$29,829	$28,437	$71,079	$79,578
Total revenues	29,829	28,437	71,079	79,578
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	20,707	21,575	53,218	62,992
Payroll and benefits	4,228	2,313	12,482	7,458
Legal and professional fees	1,654	3,668	8,060	7,395
General and administrative	3,054	1,833	9,177	5,662
Depreciation, amortization, depletion and accretion	2,711	1,671	7,276	4,765
Gain on sale of Marshall Mine, LLC	—	—	(2,695)	—
Total operating expenses	32,354	31,060	87,518	88,272
Operating loss	(2,525)	(2,623)	(16,439)	(8,694)
Other income (expense):
Earnings from equity method investments	412	—	1,512	3,222
Interest expense	(787)	(83)	(2,155)	(259)
Other	725	315	1,510	(19)
Total other income	350	232	867	2,944
Loss before income taxes	(2,175)	(2,391)	(15,572)	(5,750)
Income tax benefit	—	—	33	—
Net loss	$(2,175)	$(2,391)	$(15,539)	$(5,750)
Loss per common share:
Basic	$(0.07)	$(0.13)	$(0.56)	$(0.31)
Diluted	$(0.07)	$(0.13)	$(0.56)	$(0.31)
Weighted-average number of common shares outstanding:
Basic	31,807	18,487	27,894	18,435
Diluted	31,807	18,487	27,894	18,435

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2023	2022
Cash flows from operating activities
Net loss	$(15,539)	$(5,750)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, amortization, depletion and accretion	7,276	4,765
Gain on sale of Marshall Mine, LLC	(2,695)	—
Operating lease expense	2,061	1,953
Stock-based compensation expense	1,810	1,455
Earnings from equity method investments	(1,512)	(3,222)
Amortization of debt discount and debt issuance costs	395	—
Other non-cash items, net	—	438
Changes in operating assets and liabilities:
Receivables and related party receivables	(359)	1,199
Prepaid expenses and other assets	3,595	(991)
Inventories, net	(811)	(7,222)
Other long-term assets, net	(3,646)	2,136
Accounts payable and accrued expenses	(12,033)	1,827
Other current liabilities	148	(184)
Operating lease liabilities	(140)	1,445
Other long-term liabilities	305	206
Distributions from equity method investees, return on investment	—	2,297
Net cash (used in) provided by operating activities	(21,145)	352
Cash flows from investing activities
Acquisition of property, plant, equipment, and intangible assets, net	(17,008)	(6,178)
Cash and restricted cash acquired in business acquisition	2,225	—
Payment for disposal of Marshall Mine, LLC	(2,177)	—
Acquisition of mine development costs	(1,856)	(345)
Distributions from equity method investees in excess of cumulative earnings	1,512	3,316
Proceeds from sale of property and equipment	—	1,241
Net cash used in investing activities	(17,304)	(1,966)
Cash flows from financing activities
Net proceeds from common stock issued in PIPE	15,220	—
Net proceeds from Term Loan, related party, net of discount and issuance costs	8,522	—
Net proceeds from common stock issuance, related party	1,000	—
Principal payments on finance lease obligations	(855)	(913)
Principal payments on Arq Loan	(341)	—
Repurchase of common stock to satisfy tax withholdings	(208)	(385)
Dividends paid on common stock	—	(45)
Net cash provided by (used) in financing activities	23,338	(1,343)
Decrease in Cash and Restricted Cash	(15,111)	(2,957)
Cash and Restricted Cash, beginning of period	76,432	88,780
Cash and Restricted Cash, end of period	$61,321	$85,823
Supplemental disclosure of non-cash investing and financing activities:
Equity issued as consideration for acquisition of business	$31,206	$—
Change in accrued purchases for property and equipment	$255	$339
Paid-in-kind dividend on Series A Preferred Stock	$157	$—
Acquisition of property and equipment under finance lease	$—	$1,641

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. Generally Accepted Accounting Principles, ("GAAP"), this press release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated EBITDA and Consolidated Adjusted EBITDA. The Company included non-GAAP measures because management believes they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from, and may not be comparable to, similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated EBITDA (EBITDA Loss) as net income (loss) adjusted for the impact of the following items that are either non-cash or that we do not consider representative of our ongoing operating performance: depreciation, amortization, depletion, accretion, amortization of upfront customer consideration, which was recorded in conjunction with the Marshall Mine Acquisition ("Upfront Customer Consideration"), interest expense, net and income taxes. The Company has defined Consolidated Adjusted EBITDA (EBITDA Loss) as Consolidated EBITDA (EBITDA Loss) reduced by the non-cash impact of equity earnings from equity method investments and gain on sale of Marshall Mine, LLC, increased by cash distributions from equity method investments, loss on early settlement of long-term receivable and the loss on change in estimate, asset retirement obligation. The Company believes that the Consolidated Adjusted EBITDA measure is less susceptible to variances that affect the Company's operating performance.
The Company presents the non-GAAP measures because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated EBITDA and Consolidated Adjusted EBITDA as a factor in evaluating the performance of its business. The adjustments to Consolidated EBITDA and Consolidated Adjusted EBITDA in future periods are generally expected to be similar. Consolidated EBITDA and Consolidated Adjusted EBITDA has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Adjusted EBITDA Reconciliation to Net (Loss) Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Net loss(1)	$(2,175)	$(2,391)	$(15,539)	$(5,750)
Depreciation, amortization, depletion and accretion	2,711	1,671	7,276	4,765
Amortization of Upfront Customer Consideration	127	127	381	381
Interest expense, net	224	44	822	163
Income tax benefit	—	—	(33)	—
EBITDA (EBITDA loss)	887	(549)	(7,093)	(441)
Cash distributions from equity method investees	412	—	1,512	5,613
Equity earnings	(412)	—	(1,512)	(3,222)
Gain on sale of Marshall Mine, LLC	—	—	(2,695)	—
Loss on early settlement of long-term receivable	—	—	—	535
Loss on change in estimate, asset retirement obligation	—	—	—	34
Adjusted EBITDA (Adjusted EBITDA loss)	$887	$(549)	$(9,788)	$2,519
(1) Included in Net loss for the three and nine months ended September 30, 2023 is zero and $4.9 million, respectively, of transaction and integration costs incurred related to the Arq Acquisition. Included in Net Loss for the three and nine months ended September 30, 2022 is $2.4 million and $3.7 million, respectively, of transaction and integration costs incurred related to the Arq Acquisition. Additionally, for the nine months ended September 30, 2023, Net loss included $4.2 million of Arq payroll and benefit costs. Further included in Net Loss for the three and nine months ended September 30, 2023 is $1.3 million of severance expense related to two executive employees.